EXHIBIT I


              FIRST AMENDMENT OF VOTING RIGHTS AGREEMENT


          FIRST AMENDMENT OF VOTING RIGHTS AGREEMENT (this
"Amendment"), dated as of December 14, 1995, by and between The
Huff Alternative Income Fund, L.P. ("Huff") and ING Equity
Partners, L.P. I ("ING").

                           R E C I T A L S:

          WHEREAS, a Voting Rights Agreement, dated as of November 8, 1995 (the "Voting Rights Agreement") was executed and delivered by certain holders of shares of the outstanding Common Stock, $.01 par value of American Communications Services, Inc., a Delaware corporation (the "Company"), and certain holders of the outstanding shares of 9% Series A-1 Convertible Preferred Stock, $1.00 par value, 9% Series B-1 Convertible Preferred Stock, $1.00 par value, 9% Series B-2 Convertible Preferred Stock, $1.00 par value and 9% Series B-3 Convertible Preferred Stock, $1.00 par value of the Company set forth in Schedule I to the Voting Rights Agreement.

          WHEREAS, an amendment of the Voting Rights Agreement may only be accomplished by a written instrument duly executed by Huff and ING; and

          WHEREAS, Huff and ING desire to amend the Voting Rights
Agreement in the manner hereinafter provided.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto hereby agree as follows:

          1.   Sections 1.2, 1.3 and 1.4 of the Voting Rights
Agreement shall be deleted in their entirety and replaced with the following:

               "1.2 In any Election of Directors held during a period in which the Standard Board Structure is in effect, the Voting Shareholders agree to vote all of the shares of Common Stock which they then own in the following manner:

               (i) for Peter C. Bentz, designated by Huff as a director to be elected by the holders of the Common Stock (the "Common Directors");

              (ii)  for George M. Middlemas, designated by Apex
                    Investment Fund II, L.P. ("Apex") as a Common
                    Director;

             (iii) for Benjamin P. Giess, designated by ING as a Common Director; and

              (iv) for Anthony J. Pompliano, designated by Huff and ING as a Common Director.

               1.3 In an Election of Directors held during a period in which the Triggering Event Board Structure is in effect, the Voting Shareholders agree to vote all of the shares of Preferred Stock which they then own in the following manner:

               (i)  for Christopher L. Rafferty, Edwin M. Banks,
                    Cathy Markey and Frederick Galland,
                    designated by Huff as Preferred Directors.

              (ii)  for Olivier L. Trouveroy and Richard A.
                    Kozak, designated by ING as Preferred
                    Directors; and

             (iii)  for Steven H. Chrust, designated by Huff and
                    ING as Preferred Directors.

               1.4 In any Election of Directors held during a period in which the Triggering Event Board Structure is in effect, the Voting Shareholders agree to vote all of the shares of Common Stock which they then own in the following manner:

               (i) for Peter C. Bentz, designated by Huff as a Common Director;

              (ii) for Benjamin P. Giess, designated by ING as a Common Director;

             (iii) for Anthony J. Pompliano, designated by Huff and ING as a Common Director; and

              (iv) for George M. Middlemas, designated by Apex as a Common Director."

          2. Section 1.8 of the Voting Rights Agreement shall be deleted in its entirety and replaced with the following:

               1.5  (i)  The Common Director designated by Huff
                         and ING pursuant to Section 1.2(iv)
                         hereof shall not be an employee,
                         associate or affiliate of Huff or ING.

              (ii) Of the Preferred Directors designated by Huff pursuant to Section 1.3(i) hereof, one shall not be an employee, associate or affiliate of Huff; the Common Director designated by Huff and ING pursuant to Section 1.4(iii) hereof shall not be an employee, associate or affiliate of Huff or ING and shall be the Chairman of the Board; and of the Preferred Directors designated by ING pursuant to
                    Section 1.3(ii) hereof, one shall not be an employee, associate or affiliate of ING and shall be the president of the Company; and the Preferred Director designated by Huff and ING pursuant to Section 1.3(iii) shall not be an employee, associate or affiliate of Huff or ING.

Except as herein amended, the terms and provisions of the Voting
Rights Agreement shall, in all other respects, remain unmodified, are hereby ratified and reaffirmed, and shall remain in full force and effect.

          IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the day and year first above written.

                         THE HUFF ALTERNATIVE INCOME FUND, L.P.

                         By:  WKH PARTNERS, L.L.C.
                              general partner


                         By:  /s/ Donna B. Charlton
                              Name:  Donna B. Charlton
                              Title:






                         ING EQUITY PARTNERS, L.P. I

                         By:  LEXINGTON PARTNERS, L.P.
                              its general partner

                         By:  LEXINGTON PARTNERS, INC.
                              its general partner


                         By:  /s/ Olivier Trouveroy
                              Name:  Olivier Trouveroy
                              Title:  Managing Director



                                        SCHEDULE I

                                    VOTING SHAREHOLDERS

                     Series A-1    Series B-1    Series B-2    Series B-3       Common
Voting Shareholder    Preferred     Preferred     Preferred     Preferred        Stock
__________________   ___________   ___________   ___________   ___________   ____________
The Huff Alternative   138,899                     100,000
Income Fund, L.P.

ING Equity Partners,                  100,000                                      50,000
L.P., I

Apex Investment Fund     2,595                                   4,904.85
I, L.P.

Apex Investment Fund    16,803                                   3,269.90
II, L.P.

The Productivity Fund   10,249                                   1,380.61
II, L.P.

Argentum Capital                                                 4,000.00
Partners, L.P.

Environmental Private    6,056                                  11,444.64
Equity Fund, II, L.P.
